STOCK PURCHASE AGREEMENT


                                  AMONG


                           TOKHEIM CORPORATION,

                       ARTHUR S. ("RUSTY") ELSTON,

                            RONALD H. ELSTON,

                             ERIC E. BURWELL

                                   AND

                             CURT E. BURWELL





                      Dated as of December 29, 1997



                            TABLE OF CONTENTS

                                                                        Page

                                ARTICLE I

                        PURCHASE AND SALE OF STOCK

        1.1    Transfer of Stock.  ........................................1
        1.2    Consideration.  ............................................1
        1.3    Adjusted EBIT.  ............................................3
        1.4    Procedures for Determining Adjusted EBIT.  .................4
        1.5    Payment of the Contingent Payments.  .......................6
        1.6    Conduct of Business Following Closing.......................6

                                ARTICLE II

                                 CLOSING

        2.1    The Closing.................................................7
        2.2    Closing Deliveries..........................................7
        2.3    Further Assurances..........................................9

                               ARTICLE III

                JOINT REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        3.1    Corporate Organization, Etc.................................9
        3.2    No Violation...............................................10
        3.3    Capital Stock..............................................10
        3.4    Subsidiaries...............................................11
        3.5    Financial Statements; Liabilities..........................11
        3.6    Absence of Certain Changes.................................11
        3.7    Compliance with Law; Governmental Authorizations...........13
        3.8    Intellectual Property......................................14
        3.9    Taxes......................................................16
        3.10  Contracts...................................................19
        3.11  Insurance...................................................20
        3.12  Litigation..................................................20
        3.13  Consents and Approvals......................................21
        3.14  Environmental Matters.......................................21
        3.15  Employee Benefit Plans......................................23
        3.16  Labor Matters...............................................26
        3.17  Bank and Other Accounts.....................................27
        3.18  Property....................................................27
        3.19  No Brokers' or Other Fees...................................27
        3.20  Accounts Receivable.........................................27
        3.21  Inventory...................................................28
        3.22  Insider Interests...........................................28
        3.23  Products and Warranties.....................................28
        3.24  Disclosure..................................................29

                                ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF BUYER

        4.1    Corporate Organization.....................................29
        4.2    Authorization, Etc.........................................29
        4.3    No Violation...............................................30
        4.4    Buyer's SEC Reports........................................30
        4.5    Consents and Approvals.....................................31
        4.6    Disclosure.................................................31
        4.7    Acquisition for Investment.................................31
        4.8    No Brokers' or Other Fees..................................31

                                ARTICLE V

                         COVENANTS AND AGREEMENTS

        5.1    Conduct of Business........................................31
        5.2    Books, Records and Properties..............................33
        5.3    Filings and Consents.......................................34
        5.4    Tax Matters................................................34
        5.5    Supplements to Disclosure Schedule; Notice and Cure........39
        5.6    Covenant to Satisfy Conditions.............................40
        5.7    Employee Benefits and Employment...........................40
        5.8    Restrictive Covenants.  ...................................40
        5.9    Confidentiality............................................42
        5.10  Acquisition Proposals to the Company........................43

                                ARTICLE VI

                 CONDITIONS TO OBLIGATIONS OF THE SELLERS

        6.1    Representations and Warranties.............................43
        6.2    Performance................................................43
        6.3    Injunctions................................................43
        6.4    Governmental Filings and Consents..........................44
        6.5    Officer's Certificate......................................44
        6.6    Corporate Documents........................................44
        6.7    Opinion of Counsel.........................................44

                               ARTICLE VII

                    CONDITIONS TO OBLIGATIONS OF BUYER

        7.1    Representations and Warranties.............................44
        7.2    Performance................................................44
        7.3    Injunctions................................................45
        7.4    Governmental Filings and Consents; Third-Party Consents....45
        7.5    Sellers' Certificate.......................................45
        7.6    Opinion of Counsel.........................................45
        7.7    Employment Agreement.......................................45
        7.8    Resignations...............................................45
        7.9    Archived Software.  .......................................45
        7.10  Absence of Certain Changes..................................45
        7.11  Tax Matters.................................................46

                               ARTICLE VIII

                               TERMINATION

        8.1    Termination................................................46
        8.2    Effect of Termination......................................46

                                ARTICLE IX

                             INDEMNIFICATION

        9.1    Indemnification............................................47
        9.2    Survival of Representations and Warranties.................49
        9.3    Arbitration................................................50
        9.4    Remedies Cumulative........................................51

                                ARTICLE X

                      REPRESENTATIONS AND WARRANTIES
                        OF THE INDIVIDUAL SELLERS

        10.1    Authorization, Etc........................................52
        10.2    No Violation..............................................52
        10.3    Ownership of Stock........................................52
        10.4    No Foreign Persons........................................53
        10.5    S Corporation Election....................................53

                                ARTICLE XI

                              MISCELLANEOUS

        11.1    Fees and Expenses.........................................53
        11.2    Governing Law.............................................53
        11.3    Amendment.................................................53
        11.4    No Assignment.............................................53
        11.5    Waiver....................................................54
        11.6    Notices...................................................54
        11.7    Complete Agreement........................................55
        11.8    Publicity.................................................56
        11.9    Headings..................................................56
        11.10  No Third-Party Beneficiaries...............................56
        11.11  Counterparts...............................................56


                             TABLE OF ANNEXES

Definitions..........................................................Annex A

Stockholders.........................................................Annex B

Allocation of Purchase Price.........................................Annex C

Promissory Note......................................................Annex D

Opinion of Counsel for Sellers.......................................Annex E

Opinion of Counsel for Buyer.........................................Annex F

Employment Agreement.................................................Annex G

Master Facility Lease................................................Annex H


                                 EXHIBITS

5.1(b)         Certain Payments Between Signing and Closing


                           DISCLOSURE SCHEDULE

3.1     Corporate Organization, Etc.
3.3     Capital Stock
3.5     Financial Statements; Liabilities
3.6     Absence of Certain Changes
3.7     Compliance with Law; Governmental Authorizations
3.8     Intellectual Property
3.9     Taxes
3.10    Contracts
3.11    Insurance
3.14    Environmental Matters
3.15    Employee Benefit Plans
3.16    Labor Matters
3.17    Bank and Other Accounts
3.18    Property
3.19    No Brokers' or Other Fees
3.22    Insider Interests
3.23    Products and Warranties
4.3     No Violation
4.8     No Brokers' or Other Fees
5.1     Conduct of Business


                        STOCK PURCHASE AGREEMENT


           This STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of December 29, 1997, by and among Arthur S. ("Rusty") Elston ("Seller 1"), Ronald H. Elston ("Seller 2"), Eric E. Burwell ("Seller 3") and Curt E. Burwell ("Seller 4," and together with Seller 1, Seller 2 and Seller 3, the "Sellers") and Tokheim Corporation, an Indiana corporation ("Buyer"). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in Annex A hereto.

           WHEREAS, Management Solutions, Inc., a Colorado corporation engaged in the business of developing and marketing point of sale and management systems (the "Company"), has 500,000 issued and outstanding shares of common stock, no par value (the "Company Common Stock"), which is owned by the Sellers in the amounts shown in Annex B;

           WHEREAS, the parties intend that Buyer shall have the option to cause the transactions contemplated hereby be treated under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the
 "Code"), as a sale of assets; and

           WHEREAS, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of the Company Common Stock, subject to the terms and conditions of this Agreement.

           NOW, THEREFORE, in consideration of the mutual premises and covenants, agreements, representations and warranties contained in this Agreement, the Sellers and Buyer agree as follows:


                                ARTICLE I

                       PURCHASE AND SALE OF STOCK

        1.1  Transfer of Stock.  On the Closing Date (as defined in
 Section 2.1 hereof) and subject to the terms and conditions set forth in this Agreement, the Sellers will sell, assign, transfer and deliver to Buyer all of the Company Common Stock, free and clear of all Encumbrances (as defined in Annex A hereto).

        1.2 Consideration. (a) On the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery by the Sellers to Buyer of the Company Common Stock and the nonsolicitation, noninterference, nondisclosure and noncompetition covenants contained in Section 5.8 hereof, Buyer will pay to the Sellers (x) a fixed payment of $12,000,000 (the "Fixed Purchase Price"), plus (y) up to three contingent payments based upon the performance of the Company, totaling no more than $8,000,000 (the "Contingent Purchase Price," together with the Fixed Purchase Price, the "Purchase Price"). The aggregate Purchase Price will not exceed $20,000,000.

             (b) The Fixed Purchase Price shall be payable by Installment Promissory Note, in substantially the form attached hereto as Annex D.

             (c) The Contingent Purchase Price shall be payable to the Sellers on or within 30 days after completion of a final determination consistent with Section 1.4 hereof of the Adjusted EBIT for each of three successive periods (each a "Period," and each such payment a "Contingent Payment") as follows:

                  (i) Buyer shall pay the Sellers an amount equal to [*1] (the "Payment Multiple") times the amount by which the

___________________
1 Confidential information has been omitted and filed separately with the Securities and Exchange Commission.


   Adjusted EBIT (as defined in Section 1.3) for fiscal year 1998 exceeds [*2] (the "Estimated 1997 Adjusted EBIT").  The
   parties hereto agree that fiscal year 1998 consists of the 12-
   month period from December 1, 1997 to November 30, 1998;
___________________
2 Confidential information has been omitted and filed separately with the Securities and Exchange Commission.


                  (ii) Buyer shall pay the Sellers an amount equal to the Payment Multiple times the amount by which the Adjusted EBIT for fiscal year 1999 exceeds the higher of the Estimated 1997 Adjusted EBIT and the actual Adjusted EBIT for fiscal year 1998; and

                  (iii) Buyer shall pay the Sellers an amount equal to the Payment Multiple times the amount by which the Adjusted EBIT for fiscal year 2000 exceeds the highest of the Estimated 1997 Adjusted EBIT, the actual Adjusted EBIT for fiscal year 1998 and the actual Adjusted EBIT for fiscal year 1999.

             (d) In each Period, the fiscal year will be deemed to begin on December 1st of the prior calendar year and end on the following November 30th.

             (e) In no event shall the aggregate Contingent Payments under Section 1.2(c) be more than $8,000,000, nor shall the aggregate Purchase Price under Section 1.2(a) be more than $20,000,000.

             (f) Buyer shall make a Contingent Payment for a given Period only if the Adjusted EBIT generated during that Period exceeds any negative Adjusted EBIT incurred, on a cumulative basis, by the Company in the preceding Period or Periods.

             (g) Upon termination during the Periods by the Company with cause (as provided in the Employment Agreement) or by the employee for reasons other than a material breach of the Employment Agreement by the Company of Rusty Elston's employment with the Company, any Contingent Payment that would otherwise subsequently be payable to the Sellers shall be calculated using a Payment Multiple of [*3]. Upon termination during the Periods by the Company without cause or by the employee due to a material breach by the Company as finally and judicially determined of Rusty Elston's employment with the Company, the maximum Contingent Purchase Price (less any portion previously paid) shall be paid to the Sellers on the next regular date on which a Contingent Payment is due.

___________________
3 Confidential information has been omitted and filed separately with the Securities and Exchange Commission.


             (h) Buyer and the Sellers agree to allocate the Purchase Price among the Company Common Stock and the noninterference, nondisclosure, nonsolicitation and noncompetition agreements contained in
Section 5.8 in accordance with Section 5.4(a)(iii) and for all purposes (including financial, accounting and tax purposes) in accordance with the allocation schedule attached hereto as Annex C. This allocation will be binding upon the parties hereto, who shall file their tax returns in accordance with this allocation.

             (i) Notwithstanding anything in this Agreement to the contrary, if within the three-year period following the Closing Date
 (i) Buyer sells all or any portion of the capital stock of the Company such that the Company is no longer eligible to be a member of Buyer's consolidated group as defined for federal income tax purposes, or (ii) the Company sells all or substantially all of its assets to any person or entity other than a member of Buyer's consolidated group, then the maximum Contingent Purchase Price (less any portion previously paid) shall be paid to the Sellers on the next regular date on which a Contingent Payment is due.

        1.3  Adjusted EBIT.   (a) For purposes of this Agreement, the
 term "Adjusted EBIT" shall mean the earnings of the Company, if any, before deducting interest payments and taxes during each Period, computed in accordance with the accounting practices applied by Coopers & Lybrand LLP during its audit of the Company's financial statements as of November 30, 1997, and the provisions set forth herein.

             (b) Notwithstanding anything to the contrary in this Agreement, the calculation of Adjusted EBIT shall not include (i) any purchase accounting adjustments (such as additional depreciation resulting from the write up of the assets of the Company) and amortization of goodwill arising as a result of the transactions described herein; (ii) any corporate overhead allocation by Buyer; (iii) any moving expenses relating to the relocation of employees of Buyer to the Company's location and either reimbursed to such employees or paid directly by the Company on behalf of such employees; (iv) any charges to earnings that may result from claims against the Company or the Sellers for which the Company and/or Buyer is entitled to indemnification pursuant to Article IX hereof and for which either recovery thereunder is actually made or Sellers provide written confirmation that such claim is properly subject to the indemnification provisions of Article IX, regardless of whether the claim is subject to the "basket" referred to in the second clause of the penultimate sentence of Section 9.1(b); (v) any amounts paid as the Incentive Bonus pursuant to Section 4.4 of the Employment Agreement; and (vi) items of revenue and related expense generated during a given Period on the basis of circumstances that Buyer and Sellers' Representative agree are not reasonably likely to recur, including, without limitation, items that are extraordinary or unusual items as such terms are defined by generally accepted accounting principles (collectively, the "Non-Recurring Items"), to the extent to which such Non-Recurring items exceed 5% of the total revenue generated during such Period.

        1.4  Procedures for Determining Adjusted EBIT.

             (a) Within sixty (60) days after the end of each Period, Buyer shall deliver to each Seller a statement calculating the Adjusted EBIT and the amount of any resulting Contingent Payment payable in connection with such Period, prepared in accordance with the applicable provisions of this Article I (collectively, the "Statement of Adjusted EBIT") and shall deliver a copy of such Statement of Adjusted EBIT to each Seller individually. If the Sellers disagree with any item, deduction, computation or Contingent Payment set forth in the Statement of Adjusted EBIT, within thirty (30) days after the receipt by the Sellers of the Statement of Adjusted EBIT, one of the Sellers appointed by the other Sellers (the "Sellers' Representative") shall deliver to Buyer a written notice (a "Notice of Objection") setting forth in reasonable detail Sellers' objections. If the Sellers' Representative fails to deliver a Notice of Objection within such thirty day period, or delivers a written acceptance of the Statement of Adjusted EBIT executed by the Sellers' Representative, the Statement of Adjusted EBIT will become final and binding upon the Sellers. In addition, upon receipt of a Notice of Objection, the Statement of Adjusted EBIT shall become final and binding as to all amounts not disputed in such Notice of Objection. If the Sellers' Representative so notifies Buyer of its objection to the Statement of Adjusted EBIT, the Sellers' Representative and Buyer shall, within 30 days following the date of such notice (the "Resolution Period"), attempt to resolve their differences. Any resolution by them as to any disputed amounts shall be final, binding and conclusive. If at the conclusion of the Resolution Period the Sellers' Representative and Buyer do not resolve the dispute, then Ernst & Young LLP (or any other firm of independent public accountants mutually agreed to by the Sellers' Representative and Buyer, other than Hiratsuka, Cassaday & Schaus, LLP and Coopers & Lybrand LLP) (the "Neutral Auditor") shall resolve the dispute and determine the Adjusted EBIT for the Period within forty-five
(45) days after its appointment by the parties. Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne one-half by Buyer and one-half by the Sellers. The Neutral Auditor shall act as an arbitrator to determine, based solely on presentations by Buyer and the Sellers' Representative, and not by independent review, only those issues still in dispute. The Neutral Auditor's determination shall be set forth in a written statement delivered to Buyer and the Sellers, and shall be final, binding and conclusive.

             (b) For purposes of this Agreement, Seller 1 has been unanimously selected by the Sellers to act as Sellers' Representative with full power of substitution, for each of the Sellers and in their respective names, place and stead, in any and all capacities, and with full power and authority to do and perform each and every act required to be performed under this Agreement including, without limitation, the power to give and to receive, on behalf of the Sellers, any notice hereunder. By executing this Agreement, the Sellers hereby ratify and confirm all that the Sellers' Representative, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

             (c) The duties and obligations of the Sellers' Representative hereunder shall be determined solely by the express provisions of this Agreement, and the Sellers' Representative shall, in determining its duties hereunder, be under no obligation to refer to any other documents between or among the parties related in any way to this Agreement, it being specifically understood that the following provisions are accepted by all of the parties hereto. The Sellers shall, jointly and severally, indemnify and hold the Sellers' Representative harmless from and against any and all liability and expense which may arise out of any action taken or omitted by the Sellers' Representative in accordance with this Agreement, except such liability and expense as may result from the gross negligence or willful misconduct of the Sellers' Representative. The Sellers' Representative shall not be liable to any person by reason of any error of judgment or for any act done or step taken or omitted by it, or for any mistake of fact or law or anything which it may do or refrain from doing in connection herewith unless caused by or arising out of its own gross negligence or willful misconduct.

        1.5  Payment of the Contingent Payments.

             (a) Buyer shall pay any undisputed amount of Contingent Payment for any Period not more than ten (10) days after it becomes final and binding as set forth in Section 1.4(a) hereof (such amount to bear interest after such date until paid at the default interest rate of the prime rate of interest in effect from time to time as publicly announced by First Chicago NBD Bank Corp. or its successor (the "Prime Rate") plus six hundred basis points) and shall pay any disputed amount of a Contingent Payment (and interest thereon from the date of receipt of a Notice of Objection with respect thereto through the date of final resolution pursuant to Section 1.4(a) at the Prime Rate plus one hundred basis points and thereafter to the date of payment at the Prime Rate plus six hundred basis points) within ten (10) days after resolution of any disputes in accordance with Section 1.4(a) hereof.

             (b) All payments made to the Sellers under this Agreement will be made in proportion to each Seller's ownership of Company Common Stock, as listed on Annex B. All Contingent Payments shall be made by Buyer to the accounts specified by Sellers' Representative. So long as Buyer follows Sellers' Representative's directions, Buyer shall have no further liability with respect to the making of such payments.

        1.6  Conduct of Business Following Closing.

             (a) Buyer shall have the right, only after consultation with the Sellers' Representative, to make material business decisions affecting the Company and its business, properties, operations and products after the Closing Date with respect to the manufacturing and servicing of electronic and mechanical petroleum dispensing systems, including petroleum dispensers, point-of-sale systems and dispenser payment terminals, to owners of retail fuel service stations, convenience stores, hypermarkets and other retailers and other commercial customers including, but not limited to, the right to (i) establish all prices for the Company's products; (ii) modify existing products; (iii) determine when and how to introduce new products; (iv) determine the future level of research and development expenditures; and (v) determine whether such products should be sold or otherwise distributed, and if distributed, the method of distribution (lease, rental, set purchase plan, etc.).

             (b) Buyer agrees, for the mutual benefit of itself and the Sellers, to operate the Company in good faith, taking into account the Sellers' desire to maximize the Contingent Payment provided herein, and to devote the degree of attention, financing, support, engineering expertise, marketing talent and personnel to the business of the Company as Buyer, in its good faith business judgement, deems consistent with the operation of the other facets of Buyer. Buyer agrees to provide working capital to the Company following the Closing in the form of loans or capital contributions. Any such loan shall bear interest at a rate not higher than Buyer's cost of capital. The amount of such loans or contributions, if any, shall be determined by the Board of Directors of the Company.


                               ARTICLE II

                                CLOSING

        2.1 The Closing. Subject to Section 8.1 hereof, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois at 10:30 a.m., local time, on December 31, 1997, or at such other place and time as may be agreed upon by the Sellers and Buyer (the "Closing Date").

        2.2  Closing Deliveries.

             (a) Deliveries by the Sellers. At or prior to the Closing, the Sellers shall deliver or cause to be delivered to Buyer the following:

                  (i) certificates evidencing the Company Common Stock, free and clear of any Encumbrances, which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Buyer or its nominee as Buyer may have directed prior to the Closing Date, and otherwise in a form acceptable for transfer on the books of the Company;

                  (ii)  all books and records of the Company,
   including the corporate minute book, seal and stock ledger book;

                  (iii)  all Permits and third-party consents
   required to be obtained and delivered by the Sellers pursuant to
   Section 7.4 hereof;

                  (iv)  the Sellers' certificate required by Section
   7.5 hereof;

                  (v)  the opinion of counsel for the Sellers
   required by Section 7.6 hereof;

                  (vi) the resignations of all members (other than Seller 1) of the Board of Directors of the Company; provided, further, that Buyer shall not require the resignation of Seller 1 from the Board of Directors of the Company during any Period.

                       (vii)  a copy of the Software, as
        required by Section 7.9 hereof; and

                  (viii)  an executed Employment Agreement as
   required by Section 7.7;

                  (ix) the certificate required by Section 1445 of the Code to establish that Buyer is not required to withhold any United States federal income tax from payments of any part of the Purchase Price to Sellers; and

                  (x) all other previously undelivered documents required to be delivered by the Sellers to Buyer at or prior to the Closing Date in connection with the transactions contemplated hereby.

             (b) Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver or cause to be delivered to the Sellers the following:

                  (i) installment promissory notes in the aggregate amount specified in Section 1.2(b) payable to the order of Sellers as provided therein;

                  (ii)  the officers certificate required by Section
   6.5 hereof;

                  (iii)  copies of resolutions of the Board of
   Directors of Buyer, certified by the corporate secretary or assistant secretary of Buyer, authorizing the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby as required by Section 6.6 hereof;

                  (iv) the opinion of counsel for the Buyer required by Section 6.7 hereof;

                  (v) all other previously undelivered documents required to be delivered by Buyer to the Sellers at or prior to the Closing Date in connection with the transactions contemplated hereby.

        2.3 Further Assurances. After the Closing, each party hereto shall, from time to time, at the request of the other party and without further cost or expense to such other party, execute and deliver such other instruments and take such other actions as such other party may reasonably request to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and valid title to the Company Common Stock free and clear of Encumbrances.


                               ARTICLE III

          JOINT REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        The Sellers each hereby jointly and severally represent and warrant to Buyer as follows:

        3.1 Corporate Organization, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has full corporate power and authority to carry on its business as it is now being conducted and to own, operate or lease its properties. The Company is duly qualified or otherwise authorized as a foreign corporation to conduct the business conducted by it and is in good standing in each jurisdiction in which such qualification or authorization is required under applicable law, except jurisdictions in which the failure to be so qualified or otherwise authorized would not, individually or in the aggregate, result in a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, prospects or operations (a "Material Adverse Effect") of the Company. Section 3.1 of the Disclosure Schedule sets forth each jurisdiction in which the Company is duly qualified or otherwise authorized as a foreign corporation to conduct business. The Sellers have delivered to Buyer complete and correct copies of the charter and bylaws of the Company as presently in effect.

        3.2 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a violation of any provision of the charter or bylaws of the Company, (b) conflict with, violate, or constitute a breach or default (with or without notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration (whether as a result of a change of control or otherwise) under or otherwise impair any contract, commitment, undertaking, policy, indenture, mortgage, note, lease, security agreement, deed or other agreement of any nature, whether oral or written, including, without limitation, those specified in Section 3.10 of the Disclosure Schedule to which the Company is a party or by which the Company or any of its properties or assets may be bound or affected (each a "Contract"), (c) conflict with or result in a violation by the Company of any federal, state, local or foreign law, statute, rule, regulation, ordinance or code or any order, judgment, writ, injunction, decree or award entered by any federal, state, local or foreign court, arbitrator or other forum of competent jurisdiction ("Law" or "Laws"), (d) result in or give rise to the imposition of any Encumbrance on the business of the Company or on any assets of the Company, or (e) conflict with, violate or constitute a breach or default (with or without notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration under, or otherwise impair, any license, permit, order, consent, approval, registration, authorization, qualification or filing of or by the Company under any Law or with any Governmental Authority (collectively, "Permits").

        3.3 Capital Stock. The authorized capital stock of the Company consists of 1,000,000 shares of common stock, no par value, of which only the Company Common Stock is issued and outstanding. No other shares of any other class or series of capital stock are authorized, issued or outstanding. All of the shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in
 Section 3.3 of the Disclosure Schedule, there are no subscriptions, options, convertible or exchangeable securities or instruments, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to or providing for the issuance, sale, purchase, redemption, transfer or voting of any shares of Company Common Stock or other capital stock or ownership interests in the Company.

        3.4 Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any partnership, joint venture, corporation, trust, unincorporated organization or any other entity.

        3.5  Financial Statements; Liabilities.  (a)  Set forth in
 Section 3.5 of the Disclosure Schedule are true, complete and correct copies of the audited balance sheets of the Company at December 31, 1995 and 1996 and November 30, 1997, and the related audited statements of income, stockholders' equity and cash flows of the Company for the year ended December 31, 1996 and the eleven months ended November 30, 1997 (collectively, the "Financial Statements"). The audited balance sheet of the Company at November 30, 1997 shall be referred to herein as the "Balance Sheet".

             (b) The Financial Statements were prepared in the ordinary course of business and in accordance with United States GAAP consistently applied through the periods involved. The Financial Statements are true, complete and accurate in all material respects and fairly present the financial condition and results of operation of the Company at and as of the dates and for the periods indicated therein.

             (c) As of the date hereof, the Company does not have any material indebtedness, obligation or liability of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) which was not reflected on the Balance Sheet. To the best knowledge of the Sellers, there is no reasonable basis for the assertion of any material indebtedness, obligation or liability of any nature against the Company is not reflected on the Balance Sheet.

        3.6 Absence of Certain Changes. Since December 31, 1996, the Company has not suffered a Material Adverse Effect. Except as and to the extent set forth in Section 3.6 of the Disclosure Schedule, since December 31, 1996 the Company has not:

             (a) suffered any material adverse change in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects;

             (b) incurred any liability or obligation (absolute, accrued, contingent or otherwise), except items incurred in the ordinary course of business and consistent with past practice, which individually exceeds $10,000 (including obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability) and $100,000 in the aggregate, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

             (c) paid, discharged or satisfied any claim, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Balance Sheet, or incurred in the ordinary course of business, consistent with past practice since the date of the Balance Sheet;

             (d) written down the value of any inventory (including write-downs by reason of shrinkage or mark-down) except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice and not exceeding $100,000 in the aggregate;

             (e) cancelled any debts or waived any claims or rights of substantial value;

             (f) sold, transferred, or otherwise disposed of any of its material properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

             (g) disposed of or permitted to lapse any rights to the use of any patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the conduct of its business) any material trade secret, formula, process or know-how not theretofore a matter of public knowledge to any Person other than Company employees, representatives of Buyer or Persons subject to a confidentiality agreement that fully protects the Company's proprietary interest in and to such confidential information;

             (h) granted any increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable, or to become payable, to any officer or employee, other than increases consistent with historical practice, and no such increase is required by agreement or understanding;

             (i) made any single capital expenditure or commitment in excess of $20,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $100,000 for additions to property, plant, equipment or intangible capital assets;

             (j) declared, paid or set aside for payment any dividend or other distribution (other than distributions to the Sellers sufficient to permit the Sellers to pay all applicable income taxes on income earned by the Company) in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company;

             (k) made any change in any method of accounting or accounting practice;

             (l) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors except for directors' fees, and compensation to officers as described in (h) above;

             (m) made or changed any material election relating to Taxes (as defined in Section 3.9(k)) or settled or compromised any material Tax liability or refund; or

             (n) agreed, whether in writing or otherwise, to take any action described in this Section 3.6.

        3.7  Compliance with Law; Governmental Authorizations.
(a) The Company is in compliance in all material respects with all applicable Laws relating to or affecting the operation, conduct or ownership of the property or businesses of the Company.

             (b) Set forth in Section 3.7 of the Disclosure Schedule is a true and complete list of each material Permit held by the Company, containing the date of issuance and scheduled expiration date of each license and a description of the scope of each license. Except as set forth in Section 3.7 of the Disclosure Schedule, (i) no proceeding is pending in which any Person (as defined in Annex A) is seeking to revoke or deny the renewal of any material Permit, (ii) each material Permit is in full force and effect without any default or breach thereunder by the Company, and (iii) in the aggregate the material Permits are sufficient for the conduct of the business as currently conducted by the Company.

        3.8  Intellectual Property.

             (a) For purposes of this Agreement, "Intellectual Property" shall mean all intellectual property rights used in or necessary to the business of the Company as currently conducted and as currently proposed to be conducted, including all patents and patent applications; trademarks, trademark registrations and applications; trade names; service marks and service mark registrations and applications; the goodwill of the business connected with the use of and symbolized by such trademarks or brand names; copyright and copyright registrations and applications; computer software; technology, know-how, patterns, plans, designs, research data, trade secrets, proprietary processes and formulae; and all technical manuals and documentation made or used in connection with any of the foregoing.

             (b) Section 3.8 of the Disclosure Schedule sets forth a complete and accurate list of all of the Company's Intellectual Property. Except as set forth in Section 3.8 of the Disclosure Schedule, the Company owns or has the right to use, sell or license the Intellectual Property, free and clear of all Encumbrances. To the extent that registrations are necessary, all Intellectual Property registrations are valid and subsisting, are held in the name of the Company and are validly maintained. Except as set forth in Section 3.8 of the Disclosure Schedule, no application or registration in Section 3.8 of the Disclosure
Schedule is the subject of any pending, existing or threatened opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Authority.

             (c) No person has a right to receive a royalty or similar payment in respect of any item of Intellectual Property pursuant to any contractual arrangements entered into by the Company, the Sellers or otherwise. Neither any former or present employees, officers or directors of the Company nor the Sellers or any of their Affiliates (other than the Company) holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

             (d) Section 3.8 of the Disclosure Schedule sets forth a complete and accurate list of all agreements pertaining to the use or grant of any right to use or practice any rights under any Intellectual Property, whether the Company is the licensee or licensor thereunder (collectively, the "Licenses"). The Licenses are valid and binding obligations of the Company, enforceable in accordance with their terms, and there are no breaches or defaults thereunder by the Company and, to the best knowledge of the Sellers, the other parties thereto.

             (e) Section 3.8 of the Disclosure Schedule lists all of the computer software that is owned, licensed, leased or otherwise used by the Company in connection with the operation of its business as currently conducted, and identifies which is owned, licensed, leased or otherwise used, as the case may be; provided, however, that excluded from the disclosure of computer software that is used by the Company is generally available off-the-shelf software used for the Company's daily business operations, including, without limitation, accounting, spreadsheet and word processing software. Except as provided in Section 3.8 of the Disclosure Schedule, all computer software listed in Section 3.8 of the Disclosure Schedule was developed (i) by employees of the Company within the scope of their employment or (ii) as "works-made-for-hire," as that term is defined under Section 101 of the United States Copyright Act, 17 U.S.C. Section 101, pursuant to written agreements. With respect to all computer software owned by the Company, the Company has taken or will take prior to the Closing all reasonable steps necessary to obtain and retain valid and enforceable intellectual property rights therein.

             (f) No trade secret, know-how or any other confidential information relating to the Company has been disclosed or authorized to be disclosed (except as necessary in the conduct of its business) to any third party, other than to employees, to representatives of Buyer or pursuant to a non-disclosure agreement that fully protects the Company's proprietary interest in and to such confidential information.

             (g) The conduct of the business of the Company does not infringe upon any intellectual property right owned or controlled by any third party. There are no claims or suits pending or, to the Sellers' best knowledge, threatened, and neither the Company nor the Sellers have received notice of any claim or suit (i) alleging that the Company's activities in relation to the conduct of its business infringes upon or constitutes the unauthorized use of the proprietary rights of any third party or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property, nor is there, to the Sellers' best knowledge, a valid basis for any such claim or suit.

             (h) Except as set forth in Section 3.8 of the Disclosure Schedule, to the best knowledge of the Sellers, no third party is infringing upon any Intellectual Property owned or controlled by the Company, and no such claims have been made by the Sellers.

             (i) There are no settlements, consents, judgments, orders or other agreements that restrict the Company's rights to use any Intellectual Property.

             (j) Except as set forth in Section 3.8 of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not (i) give rise to any right of termination, amendment, renegotiation, cancellation or acceleration with respect to any License or (ii) result in the loss or impairment of the Company's rights to own, use, license or sell any of the Intellectual Property or (iii) require the consent of any Governmental Authority or third party. Upon consummation of the transactions contemplated hereby, the Company will be entitled to use and/or sell the Intellectual Property on the same terms applicable to the Company's use and/or sale of such Intellectual Property prior to the consummation of the transaction.

             (k) All software included in the Intellectual Property and related hardware shall perform, at no additional cost, during and after the year 2000 without error relating to date data, including, without limitation, any error that references the wrong century or more than one century (i.e., such software and hardware shall be capable of accounting for all calculations using a century-and date-sensitive algorithm for the year 2000).

        3.9 Taxes. Except as set forth in Section 3.9 of the Disclosure Schedule:

             (a) All returns, reports and other documents (including any amendments thereto) filed or required to be filed with any Governmental Authority with respect to Taxes of the Company, including any returns, reports or documents of an affiliated or combined or unitary group that includes the Company (collectively, the "Tax Returns"), have been or will be timely filed, and all such Tax Returns are true, correct and complete in all material respects. The Company (i) has timely paid (or there has been paid on its behalf) all Taxes (as defined in Section 3.9(k) hereof) that are due, and (ii) with respect to any Taxes are not yet due or owing, the Company has made due and sufficient current accruals for such Taxes in its books and records in accordance with GAAP. The Company has made (or there has been made on its behalf) all required current estimated Tax payments.

             (b) There are no Encumbrances for Taxes upon the assets of the Company other than Encumbrances for current Taxes not yet due. Any Encumbrances for Taxes listed in Section 3.9 of the Disclosure Schedule are with respect to the nonpayment of Taxes which are currently being contested in good faith by the Company.

             (c) The United States federal income Tax Returns of the Company and of each "affiliated group" (within the meaning of the Code) of which the Company is or has been a member have not been audited or examined by the United States Internal Revenue Service (the "IRS"). The state, local and foreign Tax Returns of the Company and of each affiliated, consolidated, combined, or unitary group of which the Company is or has been a member have not been audited or examined. There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period. Sellers have previously delivered to Buyer true, correct and complete copies of (i) the 1994, 1995 and 1996 federal and state income Tax Returns filed by the Company and (ii) each of any audit reports issued by the IRS or any other global taxing authority within the last three years relating to United States federal, state, local or foreign Taxes due from or with respect to the Company. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any Law has been entered into by or with respect to the Company.

             (d) No audit or other proceeding by any Governmental Authority is pending or, to the best knowledge of the Sellers, threatened, with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company. No assessment of Tax is proposed against the Company or any of its respective assets.

             (e) With the exception of the change from the cash method of accounting to the accrual method, effective 1/1/98, the Company has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code or under any similar provisions of the Code (or any predecessor provisions) or any similar provisions of Law, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company. Neither the IRS nor any other taxing authority has proposed any such adjustment or change in accounting method.

             (f) The Company has not been and is not in violation (nor with notice would be in violation) of any Law relating to the payment or withholding of Taxes. The Company has duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

             (g) The Company is not a party to, is not bound by, and does not have any obligation under, any Tax sharing agreement or similar contract. Notwithstanding any disclosure contained in the Disclosure Schedule, the Sellers represent and warrant that, at the Closing, the Company shall not be a party to, be bound by or have any obligation under any Tax sharing agreement or similar Contract.

             (h) Section 3.9 of the Disclosure Schedule sets forth all state, local and foreign consolidated, combined or unitary Tax Returns for the 1996 Tax year filed by or with respect to the Company as well as all such similar Tax Returns filed or to be filed by the Company for the 1997 Tax year.

             (i) As a result of transactions contemplated by this Agreement, neither the Buyer nor Company will be obligated to make a "parachute payment" to a disqualified individual" as those terms are defined in Section 280G of the Code.

             (j) The Company is, and since its incorporation always has been, a valid and fully qualified "S Corporation" (within the meaning of Section 1361 of the Code) for federal and any applicable state income Tax purposes, and the Company has, on a timely basis, (i) made all elections and taken all actions necessary to obtain and maintain the qualification of the Company as an "S Corporation" and (ii) filed all Tax Returns on a basis that is consistent with such status.

             (k) "Tax" (including with correlative meaning, the terms "Taxes" and "Taxable") means (i) any income, gross receipts, ad valorem, intangible, premium, excise, value-added, sales, use, transfer, franchise, license, permit, severance, stamp, occupation, service, lease, withholding, employment, payroll, premium, property or windfall profits tax, alternative or add-on minimum tax, or other tax, fee or assessment, together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax, with respect to the Company and (ii) any liability of the Company for the payment of any amount of the type described in clause (i) as a result of the Company being owned by the Sellers or being a member of an affiliated or combined group with, or a successor to, or transferee of, any other corporation at any time on or prior to the Closing Date.

             (l) For purposes of this Section 3.9, any reference to the Company shall include any corporation which merged or was liquidated with and into the Company.

             (m) There is not in excess of $1,000,000 in "net section 1231 losses" within the meaning of section 1231(c)(2) of the Code.

        3.10  Contracts.

             (a) Section 3.10(a) of the Disclosure Schedule lists all material Contracts to which the Company is a party or by which the Company's assets, properties, rights or operations are bound or subject. Each such Contract is valid and binding and in full force and effect, and there is no existing default or event of default that would (with or without notice, lapse of time or the happening or occurrence of any other event) constitute a default by the Company thereunder or, to the best knowledge of the Sellers, any other party thereto.

             (b) Except as identified in Section 3.10 of the Disclosure Schedule, the Company is not a party to and is not bound by or subject to: (i) any Contract that contains any severance, parachute or similar payment liabilities or obligations; (ii) any employment, consultation or similar Contract; (iii) any Contract relating to the disposition or acquisition of the stock or assets of, or any interest in, any business enterprise; (iv) any Contract relating to capital expenditures by the Company and involving future payments which, together with future payments under all other Contracts relating to the same capital project, exceeds $10,000 or more and is not cancellable by the Company without penalty within 30 days; (v) any other Contract which involves payments by the Company of $10,000 or more and is not cancellable without penalty within 30 days; (vi) any lease, sublease, installment purchase or similar Contract for personal property calling for annualized payments with respect to such personal property in excess of $10,000, (vii) any indebtedness for borrowed money or any indebtedness evidenced by any promissory notes; (viii) any indebtedness of whatsoever nature (including without limitation open account indebtedness) to any Seller or any Affiliate of any Seller (other than the Company), or any Contract with any Seller or any Affiliate of any Seller (other than the Company); (ix) any Contract containing any covenant limiting the freedom of the Company to engage in any line of business or compete with any Person or in any geographic area; (x) any Contract limiting the right of the Company to pay dividends or make distributions; (xi) any Contract which relates to the purchase, licensing or development of any computer software, hardware or data bases (other than sales of inventory in the normal course) used or to be used by the Company; (xii) any Contract to sell any products or services which is presently expected to result in a loss upon completion or performance thereof in an amount in excess of $5,000; (xiii) any Contract which includes provisions regarding minimum volumes or volume discounts or pursuant to which a rebate, discount, bonus, commission or other payment with respect to the sale of any product of the Company will be payable or required after the Closing; (xiv) any consignment, distributor, dealer, manufacturer's representative, sales agency, advertising representative or advertising or public relations Contract; or (xv) any other Contract that involves payments by the Company of $10,000 or more in any calendar year. The Sellers have previously delivered to Buyer each written Contract set forth in Section 3.10 of the Disclosure Schedule.

        3.11 Insurance. Section 3.11 of the Disclosure Schedule contains an accurate and complete list of all (i) liability, property, fidelity, workers compensation, directors and officers liability and other policies of insurance, bonds or surety arrangements that insure or relate to the business, properties, employees, operations or affairs of the Company and (ii) unpaid claims and all paid claims (along with a brief description of each such paid and unpaid claim) made under all such insurance policies since January 1, 1995. A complete and correct copy of each such policy issued to the Company has previously been provided to Buyer. All such policies (x) are in full force and effect and (y) are sufficient for compliance by the Company with all material applicable requirements of Law and all Contracts to which the Company is a party or subject. The Company is not in default with respect to any provision of any insurance policy issued for its benefit, nor has the Company failed to give any notice or present any claim thereunder in due or timely fashion or as required by any of such insurance policies that would result in failure to recover any material amount in full under such policies. Except as set forth in Section 3.11 of the Disclosure Schedule, the insurance coverage provided by the policies described above will not terminate or lapse by reason of the transactions contemplated by this Agreement. The Company has not failed to give or present (or is aware or any facts or circumstances which may give rise to a claim for failure to give or present) any notice or claim thereunder in accordance with such policies, such as would permit the insurer to deny coverage under such policies.

        3.12 Litigation. There is no claim, action, suit, inquiry, proceeding, arbitration or investigation by or before Governmental Authority, arbitrator or other tribunal pending or, to the best knowledge of the Sellers, threatened, against the Company, or against any of the Sellers and relating to the Company. Neither the Sellers nor the Company has received any written notice of any claim or assertion of material liability on the part of the Company. The Company has not been the subject of any proceeding or investigation by or before any Governmental Authority with jurisdiction over the Company relating its business practices.

        3.13 Consents and Approvals. No consent, approval or authorization of, or notice to, or declaration, filing or registration with any Governmental Authority or any other Person is required to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, or to enable the Company to continue to conduct its business after the Closing Date in a manner that is consistent with that in which it is presently conducted.

        3.14 Environmental Matters.

             (a) The Company is in compliance in all material respects with all applicable Environmental Laws (as defined in Section 3.14(g)), which compliance includes, but is not limited to, the possession by the Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof (collectively, "Company Environmental Permits"). The Company has not received any notice (whether written or oral), whether from a Governmental Authority, citizens group, employee, private party or otherwise, that alleges that the Company is not in such compliance, and there is no past or present condition, event, circumstance, change or effect that is reasonably likely to prevent or interfere with such compliance in the future. All Company Environmental Permits now held by the Company are in full force and effect, and no appeal or any other proceeding is pending to revoke any such Company Environmental Permit. All Company Environmental Permits are listed in Section 3.14 of the Disclosure Schedule.

             (b) No transfer, reissuance or renewal of any Company Environmental Permit, or notice to any Governmental Authority, is required under any Environmental Law, and no additional such Permit will be required to permit the Buyer to conduct its business in compliance with all applicable Environmental Laws immediately following the Closing.

             (c) There is no Environmental Claim pending or, to the best knowledge of the Sellers, threatened, against the Company or any Person whose liability for any Environmental Claim has been retained or assumed by the Company, whether by agreement or by operation of Law.

             (d) There is no past or present condition, event, circumstance, change or effect, including the presence, Release or threatened release of any Hazardous Material, which could reasonably be expected to form the basis of any Environmental Claim against the Company or any Person whose liability for any Environmental Claim has been retained or assumed by the Company, whether by agreement or by operation of Law.

             (e) The Company has delivered or otherwise made available for inspection to Buyer true, correct and complete copies of all reports, studies, analyses, tests and monitoring results possessed by, available to or initiated by the Company pertaining to any Hazardous Material in, on, beneath or adjacent to the Real Property or pertaining to compliance by the Company with, or liability under, any applicable Environmental Law.

             (f) For purposes of this Agreement, "Environmental Claim" means any claim, action, cause of action, investigation, demand, suit, order or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for or requirement to incur investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

             (g) For purposes of this Agreement, "Environmental Laws" means all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials of Environmental Concern.

             (h) For purposes of this Agreement, "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, hazardous or toxic substances, radionuclides, petroleum and petroleum products and any of the substance or waste material under an Environmental Law.

             (i) For purposes of this Agreement, "Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the outdoor environment; (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; (4) respond to requests by any Governmental Authority for information or documents in any way relating to cleanup, removal, treatment or remediation or potential clean up, removal, treatment or remediation of Hazardous Substances in the outdoor environment; or (5) any legal or administrative proceedings related to items (1) through (4), including, but not limited to, actions brought by third-parties to recover costs incurred with respect to Cleanup.

             (j) For purposes of this Agreement, "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or property.

        3.15 Employee Benefit Plans. (a) Section 3.15 of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any employee or former employee of the Company, whether formal or informal and whether legally binding or not (the "Plans"). Section 3.15 of the Disclosure Schedule identifies each of the Plans that is an "employee welfare benefit plan" or "employee pension benefit plan," as such terms are defined in sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). Neither the Sellers, the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated or retired employee of the Company.

             (b) With respect to each of the Plans, the Sellers have heretofore delivered to Buyer true and complete copies of each of the following documents:

                  (i) a copy of the Plan (including all amendments thereto);

                  (ii) a copy of the annual report, if required under ERISA, with respect to each such Plan for the last three years;

                  (iii) a copy of the actuarial report, if required under ERISA, with respect to each such Plan for the last three years;

                  (iv)  a copy of the most recent Summary Plan
   Description ("SPD"), together with all Summaries of Material
   Modification issued with respect to such SPD, required under ERISA with respect to such Plan, and all other material employee communications relating to such Plan;

                  (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

                  (vi) all Contracts relating to the Plan with respect to which the Sellers, the Company, or any ERISA Affiliate may have any liability, including without limitation insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

                  (vii)  the most recent determination letter
   received from the IRS with respect to each Plan that is intended to be qualified under Section 401 of the Code.

             (c) No Plan is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA. This representation applies not only with respect to the ERISA Plans but also with respect to any employee benefit plan, program, agreement or arrangement to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the Company's most recent fiscal year.

             (d) Neither the Sellers, the Company, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any ERISA Affiliate, any of the ERISA Plans, any such trust, any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code.

             (e) Full payment has been made or will be made in accordance with section 404(a)(6) of the Code, of all amounts that the Company or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and all such amounts properly accrued through the Closing with respect to the current plan year thereof will be paid, or be caused to be paid, by the Company on or prior to the Closing.

             (f) None of the ERISA plans is a "multiemployer plan," as such term is defined in section 3(37) of ERISA.

             (g) Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code.

             (h) Each of the ERISA Plans that is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified.

             (i) Each of the ERISA Plans that is intended to satisfy the requirements of section 501(c)(9) of the Code has so satisfied such requirements.

             (j) No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

             (k) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the Financial Statements and the books of the Company or the ERISA Affiliates, or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

             (l) With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Sellers, the Company, or an ERISA Affiliate, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

        3.16 Labor Matters. (a) Section 3.16 of the Disclosure Schedule sets forth a list containing the name, position, date of hire, current base salary or wage rate, aggregate annual compensation (including salary, wages, bonuses and commissions), accrued holiday, vacation, sick leave and long-service entitlement (if any), and permitted time off due as compensation for additional time worked for each full-time and part-time employee of the Company.

             (b) The Company is not a party to any labor or collective bargaining agreement. No employees of the Company are represented by any labor organization (insofar as the same relates to the business of the Company), and no labor organization or group of employees of the Company has made a pending demand for recognition or certification. There is no labor strike, dispute, slowdown, lockout or stoppage pending or threatened against the Company, and during the past three (3) years, there has not been any such action. None of the Company's employees has suffered an "employment loss" as defined in the Worker Adjustment and Retraining Notification Act in the three (3) months prior to the date hereof.

             (c) There are no complaints, charges or claims against the Company pending or threatened arising out of, in connection with, or otherwise relating to the failure to hire, employment, termination of employment or unfair labor practices by the Company, of any individual. The Company is, and has at all times been, compliance in all material respects with all Laws relating to the employment of labor, including but not limited to all such Laws relating to wages, hours, discrimination, civil rights, safety and health, workers compensation and the collection and payment of withholding and/or social security, Medicare and similar Taxes. There is no unfair labor practice charge or complaint against the Company pending or, to the best knowledge of the Sellers, threatened before any Governmental Authority, including but not limited to the NLRB and the EEOC.

             (d) There are no written personnel policies, rules or procedures applicable to the Company's employees, other than those set forth in Section 3.16 of the Disclosure Schedule, true, correct and complete copies of which have heretofore been delivered to Buyer.

        3.17 Bank and Other Accounts. Section 3.17 of the Disclosure Schedule sets forth a list of all bank and other financial institution accounts maintained by the Company.

        3.18 Property. The Company does not own and has never owned any real property and, except as set forth in Section 3.18 of the Disclosure Schedule, is not a party to any lease of real property.

             (b) Except as set forth on Section 3.18 of the Disclosure Schedule, all properties and assets (real, personal and mixed, tangible and intangible) that the Company owns, including, without limitation, all the properties and assets reflected in the Balance Sheet and all the properties and assets purchased by the Company since the date of the Balance Sheet, which subsequently acquired properties and assets (other than inventory purchased since the date of the Balance Sheet for an aggregate amount of less than $4,000) are listed in Section 3.18 of the Disclosure Schedule), are free and clear of all title defects and other Encumbrances. All properties and assets that are necessary or useful for the conduct of the business of the Company as such business has been heretofore conducted are owned or leased by the Company and are in good condition in accordance with industry practice and as such are, in the aggregate, adequate to conduct the business of the Company as presently conducted. All tangible properties and tangible assets reflected on the Balance Sheet have a fair market or realizable value equal to at least the value thereof as reflected thereon.

        3.19  No Brokers' or Other Fees.  Except as set forth in
Section 3.19 of the Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage, finder or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers or the Company. Following the Closing, the Company will not be liable for or obligated to pay any such fees or commissions with respect to the transactions contemplated hereby.

        3.20 Accounts Receivable. All accounts receivable of the Company, whether reflected in the Financial Statements or arising thereafter in the ordinary course of business prior to the Closing, (i) arose or will arise in the ordinary course of business from bona fide arm's-length transactions for the sale of goods or performance of services by the Company, (ii) are valid and (iii) are collectible in the ordinary course of business and are not subject to counterclaims or setoffs, subject to reserves shown on the Balance Sheet.

        3.21 Inventory. The inventories of the Company (i) are usable or saleable in the ordinary course of the Company's business, as presently conducted by the Company, (ii) do not infringe third party patent or other industrial property rights and (iii) meet the Company's specifications and industry standards applicable to such inventories, except for obsolete products and materials and materials of below standard quality, which have either been written down to their realizable market value (including provision for anticipated disposal costs) in the accounts and records of the Company in accordance with GAAP, consistently applied, or for which adequate reserves have been provided for in such accounts and such inventories are not excessive in light of present operations.

        3.22 Insider Interests. Except as set forth in Section 3.22 of the Disclosure Schedule, no shareholder, officer or director of the Company has any interest in any property, real or personal, tangible or intangible, of the Company including, without limitation, the Intellectual Property. Except as set forth in Section 3.22 of the Disclosure Schedule, neither the Sellers, any present officer or director who is an employee of the Company nor any Affiliates or relatives thereof
(i) has received a loan or advance from the Company that is currently outstanding, (ii) has the right to borrow from the Company, (iii) has any obligation to make any loan to the Company or (iv) has any other business relationship or contract with the Company, other than in his or her capacity as an officer, director, or significant employee.

        3.23 Products and Warranties. The products sold by the Company conform in design in all material respects with, and meet or exceed the standards required by, all applicable laws, ordinances and regulations now in effect, and to the Sellers' best knowledge, there is no pending legislation, ordinance or regulation, not otherwise applicable to the Company's industry generally, which if adopted or enacted would have a material adverse effect upon the products sold by the Company. A written description of any recurring warranty problems is set forth on Section
3.23 of the Disclosure Schedule. The Company does not have any outstanding agreements or contracts, or proposals therefor, that depart from its warranties and customer service policies and practices. No claims of customers or others based upon an alleged or admitted defect of material, workmanship or design or otherwise in respect of any of the Company's products are presently pending or, to the Seller's best knowledge, threatened against it.

        3.24 Disclosure. The Disclosure Schedule is divided into sections that correspond to the subsections of this Agreement and is attached hereto. The Disclosure Schedule is accurate and complete as of the date hereof (subject to any "materiality" limitations explicitly set forth within any representation or warranty), and the disclosures in any subsection thereof will not constitute disclosure for purposes of any other subsection unless specifically cross-referenced in each subsection. No representation or warranty by the Sellers contained in this Agreement and no statement contained in the Disclosure Schedule or any certificate, instrument or other document delivered by the Sellers to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading, it being understood that as used in this Section 3.24 "material" means material to the Company.


                               ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to the Sellers as follows:

        4.1 Corporate Organization. Buyer is a corporation duly organized and validly existing under the laws of the State of Indiana and has full corporate power and authority to carry on its business as it is now being conducted and to own, operate or lease its properties.

        4.2 Authorization, Etc. Buyer has full corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Buyer has duly approved and authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no shareholder approval or other corporate proceeding on the part of Buyer is necessary to approve and authorize the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, assuming the due execution of the Agreement by the Sellers, enforceable against Buyer in accordance with its terms, except that (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any preceding therefor may be brought.

        4.3 No Violation. Except as disclosed in Section 4.3 of the Disclosure Schedule, the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not (a) conflict with or result in a violation of any provision of the charter or bylaws of Buyer, (b) conflict with, violate, or constitute a breach or default (with or without notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration (whether as a result of a change of control or otherwise) under or otherwise impair any Contract to which Buyer is a party or by which Buyer or any of its respective properties or assets may be bound or affected, (c) conflict with or result in a violation by Buyer of any Law,
(d) result in or give rise to the imposition of any Encumbrance on the business of the Buyer or on any assets of the Buyer, or (e) conflict with, violate or constitute a breach or default (with or without notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration under, or otherwise impair, any Permit.

        4.4 Buyer's SEC Reports. Buyer has delivered to the Sellers (i) Buyer's Annual Report on Form 10-K for the year ended November 30, 1996, as amended, and (ii) Buyer's Quarterly Report on Form 10-Q for the period ended August 31, 1997, each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC"). Buyer has filed all required reports, schedules, forms, statements and other documents with the SEC since December 1, 1996 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Reports"), and, as of their respective dates, the SEC Reports, as amended, complied with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations promulgated thereunder applicable to the SEC Reports, as amended, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the SEC Reports, as amended (including the related notes and schedules) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, fairly presented the consolidated financial position of Buyer and its subsidiaries as of its date, and each of the consolidated statements of income, of stockholders' equity and of cash flows included in or incorporated by reference into the SEC Reports, as amended (including any related notes and schedules) fairly presented the results of operations, stockholders' equity and cash flows of Buyer and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments) in each case in accordance with GAAP, consistently applied, during the periods involved, except as may be noted therein.

        4.5 Consents and Approvals. No consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, or to enable Buyer to continue to conduct its business after the Closing Date in a manner that is consistent with that in which it is presently conducted.

        4.6 Disclosure. No representation or warranty by Buyer contained in this Agreement and no statement contained in any certificate, instrument or other document delivered by Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading, it being understood that as used in this Section 4.6
"material" means material to Buyer.

        4.7 Acquisition for Investment. Buyer is acquiring the Company Common Stock solely for its own account and not with a view to any distribution or other disposition of such stock or any part thereof, or interest therein.

        4.8 No Brokers or Other Fees. Except as set forth in Section 4.8 of the Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage, finder or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.


                                ARTICLE V

                        COVENANTS AND AGREEMENTS

        5.1 Conduct of Business. From and after the date of this Agreement until the Closing Date, and except as is contemplated herein, the Sellers will conduct, and cause their respective Affiliates to conduct, their respective business relationships with the Company only in the ordinary course; provided, however, that except as specifically provided for by the terms of this Agreement, without the prior written consent of Buyer, in no event will the Sellers permit the Company to enter into any Contract or transaction with the Sellers or any Affiliate of the Sellers other than the lease attached hereto as Annex H (the "Master Facility Lease"). The Sellers further covenant that, except as consented to by Buyer in writing, from and after the date of this Agreement and until the Closing Date, the Sellers shall:

             (a) use reasonable efforts consistent with good business judgment to: (i) preserve intact the present business organization of the Company, (ii) keep available the services of the employees of the Company, (iii) maintain in full force and effect all Permits of the Company and (iv) preserve the present relationships of the Company with Persons having business dealings with it;

             (b) cause the Company to be operated in the ordinary course of business consistent with prior practice, except that the Company may
(i) pay bonuses to key management in the amounts and to the individuals listed on Exhibit 5.1(b) hereto; (ii) pay bonuses to all other personnel which, in the aggregate, do not exceed $144,000; (iii) pay tax gross-ups in the amounts and to the individuals listed on Exhibit 5.1(b) hereto;
(iv) pay distributions in the amounts set forth on Exhibit 5.1(b) hereto to the Sellers sufficient to permit the Sellers to pay all applicable income taxes on income earned by the Company; (v) pay the fees and commissions owed to UniRock with respect to the transactions contemplated hereby not to exceed $240,000; and (vi) arrange for the repayment of loans from the Company to Seller 1 totaling $902,000 through a bonus payment for the same amount as listed on Exhibit 5.1(b) hereto. The foregoing notwithstanding, no distributions will be made to cover the Sellers' Income Taxes (as defined in Section 5.4(b) hereof).

             (c) not permit the Company to (i) issue or sell, or commit to issue or sell, any shares of capital stock or other securities of the Company, any options, warrants or commitments or rights of any kind with respect thereto or any convertible or exchangeable securities; (ii) directly or indirectly purchase, redeem or otherwise acquire or dispose of any shares of capital stock or other securities of the Company; (iii) declare, set aside or pay, or commit to pay, any dividend or other distribution on the capital stock of the Company except as permitted in
(b) above; (iv) borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money; (iv) permit any of the property or assets of the Company (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance (except for Encumbrances that may arise by operation of law) or otherwise permit or allow the disposition of any property or assets of the Company (real, personal or mixed, tangible or intangible), other than in the ordinary course of business consistent with past practice; (vi) make any capital expenditure over $10,000 or execute any lease (other than the Master Facility Lease), lease renewal or lease amendment or incur any commitment or liability therefor; (vii) make or permit to be made any amendment to its charter or bylaws; (viii) make any change in financial reporting or accounting methods or practices of the Company (including without limitation any change with respect to establishment of reserves, losses or any change in depreciation or amortization policies or rates adopted by it), except as required by law or GAAP and as set forth in Section 5.1 of the Disclosure Schedule; (ix) knowingly waive or commit to waive any rights the waiver of which would have, individually or in the aggregate, a Material Adverse Effect on the Company; (x) make any change in any of its Tax or accounting practices or policies; (xi) effect any amendment, termination, waiver, disposal or lapse of, or other failure to preserve, any material Permit of the Company; or (xii) agree to do any of the foregoing; and

             (d) maintain the books and records of the Company.

        5.2 Books, Records and Properties. (a) The Sellers agree that from the date hereof through the Closing Date, they will give or cause to be given to Buyer and its auditors and other representatives and agents full access to all the premises, properties, books, records and employees of the Company (including with respect to matters relating to Taxes), and to the extent that the same directly relate to the business of the Company, the books and records of Sellers and Sellers' Affiliates, and to cause their respective officers and employees to furnish to Buyer such financial and operating data and other information with respect to the properties and the conduct of the businesses of the Company; provided, however, that any such investigation shall be conducted only for purposes relating to the transactions contemplated hereby and only during normal business hours and in such manner as not to interfere unreasonably with the operation of the businesses of the Sellers or the Company. Any investigation conducted by or on behalf of Buyer pursuant to this Section
5.2 or otherwise shall not affect Buyers right to rely on the representations and warranties of the Sellers set forth herein.

             (b) The Sellers agree that all documents that are retained by the Sellers after the Closing Date and that are directly related to the business of the Company (specifically excluding the individual tax returns of the Sellers) shall be open for inspection by representatives of Buyer at any time during regular business hours for a period of one year after the Closing Date and until such time as documents are destroyed or possession thereof is given to Buyer and that Buyer may during such period at its expense make such copies thereof as it may reasonably request. It is understood and agreed that all books and records of the Company shall remain the property of the Company.

        5.3 Filings and Consents. (a) The parties hereto will cooperate with each other to obtain, as promptly as practicable, all necessary consents, approvals, authorizations and agreements of, and the giving of all notices and make all other filings with, any third parties, including Governmental Authorities, necessary to authorize, approve or permit the consummation of the transactions contemplated hereby.

             (b) The Sellers will (and will cause the Company to), (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, to obtain as promptly as practicable the approvals, authorizations and consents listed in Section 3.13 of the Disclosure Schedule and (ii) provide such information and communications to the Persons requiring such approvals, authorizations and consents as Buyer or such Persons may reasonably request.

        5.4  Tax Matters.

             (a) Section 338 (h)(10) Elections and Forms.

                  (i) Buyer's Option to Make Election. With respect to Buyers acquisition of the Company Common Stock hereunder, at Buyers option the Sellers and Buyer shall jointly make all available Section 338(h)(10) Elections (as defined in Section 5.4(g)(ii) hereof) in accordance with applicable Tax Laws on a timely basis and as set forth herein. If Buyer determines that the Section 338(h)(10) Elections shall be made: (A) the Sellers and Buyer will supply in advance to one another copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) to be sent or made by Buyer or Sellers or their respective representatives to or with the IRS relating to any Section 338 (h)(10) Elections; (B) Buyer and the Sellers agree to report the transfers under this Agreement consistent with any Section 338(h)(10) Elections, and shall take no position contrary thereto unless required to do so by applicable Tax Laws pursuant to a "determination" (as described in Section 1313 of the Code); and (C) Sellers agree that they will cause to be given to Buyer and its representatives and agents for their review access to the Tax Returns of the Company which include the reporting and tax effect of the Section 338(h)(10) Elections.

                  (ii)  Preparation of Forms.  If the Section
   338(h)(10) elections are made, Buyer shall be responsible for the preparation and filing of all Section 338 Forms (as defined in Section 5.4(g)(i) hereof) in accordance with applicable Tax Laws and the terms of this Agreement, and Buyer shall deliver such forms and related documents to the Sellers at least forty (40) days prior to the date such Section 338 Forms are required to be filed under applicable Tax Laws. The Sellers shall provide all information reasonably requested by Buyer and shall execute and deliver to Buyer such documents or forms as are reasonably requested by Buyer and are required by any Tax Laws to properly complete the Section 338 Forms, no more than twenty (20) days after the date such documents or forms are requested by Buyer.

                  (iii)  Allocation of Purchase Price.  If the
   Section 338(h)(10) Elections are made, the Sellers and Buyer will allocate the "Modified Aggregate Deemed Sale Price," as computed under applicable Treasury Regulations (or similar state law provisions) with respect to the acquisition of shares of Company Common Stock among the Companys assets for tax purposes in accordance with the parties' reasonable determination of their fair market values as set forth in Annex C.

             (b) Liability for Taxes.

                  (i)  Taxable Periods Ending On or Before the
   Closing Date. The Sellers shall be liable for, shall pay and shall indemnify and hold Buyer and the Company harmless against, all Taxes of the Company or the Sellers for any taxable year or taxable period ending on or before the Closing Date due or payable with respect to the operations, assets or business of the Sellers or the Company on or before the Closing Date, including any Taxes
   (the "Sellers' Income Taxes") resulting (x) from the sale of the Company Common Stock, including any deemed sale of the Company's assets pursuant to the making of the Section 338(h)(10) Elections or (y) pursuant to Treasury Regulation Section 1.1502 6, (or any similar provision of Law). The foregoing notwithstanding, Buyer shall pay to Sellers, on an after-tax basis, when due with respect to the transactions contemplated hereby, an amount equal to the excess of
   (x) the combined federal and state income, sales, use and other similar taxes imposed as the result of making the Section
   338(h)(10) Election (as defined in subsection (g) hereof) over (y) the amount of such taxes which would have been imposed had the Sellers sold the Company Common Stock without making the Section 338(h)(10) Election (such incremental taxes being the "Section 338 Incremental Taxes"). All liabilities and obligations between the Company on the one hand, and the Sellers on the other hand, under any tax allocation agreement or arrangement in effect prior to Closing (other than this Agreement or as set forth herein) shall cease to exist as of the Closing.

                  (ii) Taxable Periods Commencing After the Closing Date. Buyer shall be liable for, shall pay and shall indemnify and hold the Sellers harmless against, any and all Taxes (including Section 338 Incremental Taxes) of the Company for any taxable year or taxable period commencing after the Closing Date (other than Sellers' Income Taxes as provided for in Section 5.4(b)(i)).

                  (iii) Taxable Periods Commencing On or Before the Closing Date and Ending After the Closing Date. Any Taxes for a taxable period beginning on or before the Closing Date and ending after the Closing Date (the "Closing Period") with respect to the Company shall be apportioned between the Sellers and Buyer as if the Closing Period had ended at the Closing but with the Sellers bearing all Seller's Income Taxes and the effect of all the operations of the Company through and including the Closing Date and Buyer bearing the Section 338 Incremental Taxes. With respect to any Taxes for the Closing Period:

                            (A)  at least fifteen (15) days
        prior to the due date for the payment of Taxes with respect to the Closing Period, Buyer shall present the Sellers with a schedule detailing the computation of the Closing Period Tax;

                            (B)  ten (10) days after Buyer
        presents Sellers with the schedule described in clause
        (A) above, the Sellers shall pay to the Internal Revenue Service when due (or to the Company if such amounts have been paid by the Company) the amount of the undisputed Closing Period Tax (and, upon resolution, any disputed Closing Period Tax if resolved against Sellers pursuant to paragraph (f) hereof) as computed by Buyer, and Buyer shall pay all other Taxes with respect to the Closing Period.

             (c) Refunds or Credits. Except as otherwise set forth in this Agreement, any refunds or credits of Taxes, to the extent that such refunds or credits are attributable to taxable periods ending on or before the Closing Date (other than with respect to Section 338 Incremental Taxes) shall be for the account of the Sellers, and, to the extent that such refunds or credits are attributable to taxable periods beginning after the Closing Date (and with respect to Section 338 Incremental Taxes), such refunds or credits shall be for the account of Buyer. To the extent that such refunds or credits are attributable to Taxes for the Closing Period that are described in Section 5.4(b), such refunds and credits shall be for the account of the party who bears responsibility for such Taxes pursuant to Section 5.4(b). Buyer shall cause the Company promptly to forward to the Sellers or to reimburse the Sellers for any such refunds or credits due the Sellers pursuant to this subsection (c) after receipt thereof by either Buyer or the Company of an aggregate of at least $5,000 of such refunds or credits that are for the account of the Sellers hereunder, and the Sellers shall promptly forward to Buyer or reimburse Buyer for any refunds or credits that are for the account of Buyer after receipt thereof by the Sellers of an aggregate of at least $5,000 of such refunds or credits that are for the account of Buyer hereunder; provided, however, that the refunding party shall be entitled to deduct from the amount to be refunded all reasonable costs and expenses incurred by such refunding party in obtaining such refund, but such deduction shall not be included in calculating whether the $5,000 refund and credit threshold noted above has been reached.

             (d) Mutual Cooperation. As soon as practicable, but in any event within fifteen (15) days after the Sellers or Buyers request, as the case may be, Buyer shall deliver to the Sellers, or the Sellers shall deliver to Buyer, as the case may be, such information and other data relating to the Tax Returns and Taxes of the Company and shall make available such knowledgeable employees of the Sellers, Buyer, the Company or any of their Affiliates, as the case may be, as the Sellers or Buyer, as the case may be, may reasonably request, including providing the information and other data customarily required by the Sellers or Buyer, as the case may be, to cause the completion and filing of all Tax Returns for which it has responsibility or liability under this Agreement or to respond to audits by any taxing authorities with respect to any Tax Returns or Taxes for which it has any responsibility or liability under this Agreement or to otherwise enable the Sellers or Buyer, as the case may be, to satisfy its accounting or tax requirements. For a period of five years after the Closing, and, if at the expiration thereof any tax audit or judicial proceeding is in progress or such statutory period is extended, for such longer period such audit or judicial proceeding is in progress or such statutory period is extended Buyer shall, and shall cause the Company to, maintain and make available to the Sellers on the Sellers reasonable request, and the Sellers shall, and shall cause their Affiliates to, maintain and make available to Buyer, on Buyers reasonable request, copies of any and all information, books and records referred to in this Section 5.4(d).

             (e) Contests. Whenever any Taxing Authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which the Sellers are or may be liable under this Agreement, Buyer shall promptly inform the Sellers and the Sellers shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations would materially affect the amount of Taxes for which the Sellers are liable under this Agreement; provided, however, that Sellers shall not compromise or settle any such claim, assessment or dispute without the prior written consent of Buyer, which shall not be unreasonably withheld. Whenever any Taxing Authority asserts a claim, makes an assessment or otherwise disputes the amount of taxes for which Buyer is liable under this Agreement, the Sellers shall promptly inform Buyer, and Buyer shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings would materially affect the amount of Taxes for which Buyer is liable under this Agreement.

             (f) Resolution of Disagreements between the Sellers and Buyer. If the Sellers and Buyer disagree as to the amount of Taxes for which each is liable under this Agreement, the Sellers and Buyer shall promptly consult each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within fifteen (15) days of the date of consultation, the Sellers and Buyer shall within ten (10) days after such 15-day period jointly engage an auditor (other than Hiratsuka, Cassaday & Schaus, LLP or Coopers & Lybrand LLP) (the "Tax Auditor") to act as an arbitrator to resolve all points of disagreement concerning tax accounting matters with respect to this Agreement. If the parties cannot agree on the selection of a Tax Auditor within such 10-day period, then the matter shall be resolved pursuant to Section 9.3, except that the arbitrator shall be an attorney or certified public accountant proficient in relevant Tax matters. All fees and expenses relating to the work performed by any Tax Auditor or arbitrator in accordance with this
Section 5.4(f) shall be borne equally by the Sellers and Buyer, unless otherwise ordered by the Tax Auditor or arbitrator.

             (g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  (i) "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county, or other local taxing authority in connection with a Section 338(h)(10) Election.
   Section 338 Forms shall include, without limitation, any "statement of section 338 election" and United States Internal Revenue Service Form 8023 (together with any schedules or attachments thereto) that are required pursuant to the treasury regulations promulgated under Section 338 of the Code.

                  (ii)  "Section 338(h)(10) Election" means an
   election described in Section 338(h)(10) of the Code with respect to the sale of the Company Common Stock to Buyer pursuant to this Agreement, and any other elections that may be necessary in order to give effect to the election under Section 338 (h)(10) of the Code. Section 338(h)(10) Election shall also include any substantially similar Election under a state or local statute corresponding to federal Laws.

                  (iii) "Tax Laws" means the Code and any other Laws relating to Taxes and any official administrative pronouncements released thereunder.

        5.5  Supplements to Disclosure Schedule; Notice and Cure.

             (a) From time to time prior to the Closing, the Sellers and Buyer will promptly supplement or amend the sections of the Disclosure Schedule relating to their respective representations and warranties in this Agreement with respect to any matter, condition or occurrence hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in their respective sections of the Disclosure Schedule or would otherwise have been inconsistent with their representations set forth in this Agreement. No supplement or amendment by either party shall be deemed to cure (or affect the rights of any party with respect to) any breach of any representation or warranty made in this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in Articles VI or VII hereof.

             (b) The Sellers and Buyer shall promptly notify the other in writing of, and contemporaneously with such notices will provide to the other true and complete copies of all information and documents relating to, any event, transaction or circumstance occurring after the date hereof that causes or is reasonably likely to cause any of its covenants or agreements under this Agreement to be breached or that renders or is reasonably likely to render untrue any of its representations or warranties contained in this Agreement. The Sellers or Buyer, as the case may be, shall use commercially reasonable efforts to cure, before the Closing, (a) any such breach or misrepresentation by it and (b) any violation or breach of any of its representations, warranties, covenants or agreements in this Agreement, whether occurring or arising before or after the date hereof.

        5.6 Covenant to Satisfy Conditions. The Sellers and Buyer agree to use all reasonable efforts to assure that the conditions to the other partys obligations hereunder set forth in Article VI and
Article VII hereof are satisfied, insofar as such matters are within the control of such party.

        5.7 Employee Benefits and Employment. Each employee of the Company on the Closing Date that continues employment with the Company as of the Closing Date (each, an "Employee") shall be eligible for participation in the "employee welfare benefit plans" as are defined in sections 3(1) of ERISA, maintained by Buyer and as in effect from time to time (the "Buyer Plans"), subject to the eligibility requirements of each such Buyer Plan.

        5.8 Restrictive Covenants. (a) Each Seller acknowledges and agrees that (i) the Company is engaged in the business of developing and selling point of sale and management systems primarily for retail convenience stores, hypermarkets and fuel service stations (the "Business") which is conducted throughout the United States, (ii) each Seller is familiar with the business and affairs, trade secrets, clients, potential clients, markets, operations and other Confidential Information of the Company on the date hereof, (iii) the Sellers could effectively compete against the Company on and after the date hereof, (iv) that the Confidential Information is vital, sensitive, confidential and proprietary to the Company and that the disclosure of Confidential Information to competitors or potential competitors could do serious and irreparable harm to the business of the Company, (v) the noncompetition and other covenants contained in this Section 5.8 are an essential part of this Agreement and the transactions contemplated by this Agreement;
(vi) they have been fully advised by counsel in connection with the negotiation, preparation, execution and delivery of this Agreement and the transactions contemplated by this Agreement, including the intent, meaning and effect of the noncompetition and other covenants contained in this Section 5.8; (vii) the noncompetition and other covenants contained in this Section 5.8 are enforceable under the laws of the State of Colorado; (viii) they shall be bound by the noncompetition and other covenants contained in this Section 5.8; (ix) compliance with the noncompetition and other covenants contained herein will not create any hardship as each Seller has independent means and sufficient income, including the payments made and to be made pursuant to this Agreement, to be fully self-supporting without competing with Buyer in the Business or violating the noncompetition or other covenants contained herein; and (x) no reasonable Person would engage in any of the transactions contemplated by this Agreement without the benefit of the noncompetition and other covenants contained herein by the Sellers. Accordingly, each Seller on behalf of himself agrees to be bound by the noncompetition and other covenants contained herein to the extent permitted by law, it being the intent and spirit of the parties that the noncompetition and other covenants contained herein shall be valid and enforceable in all respects and, subject to the terms and conditions of this Agreement, mutually dependent upon the obligations of Buyer to pay the Sellers the amounts set forth in this Agreement.

             (b) To more effectively transfer and protect the Business and the goodwill of the Company, each Seller agrees severally on behalf of himself that, for a period beginning immediately after the Closing Date and ending on the third anniversary thereof, such Seller and each current or future Affiliate of each such Seller shall not, without Buyer's prior written consent, (i) directly or indirectly solicit any current employee of Buyer or any subsidiary, Affiliate, successor or assign of Buyer, to pursue employment opportunities other than with Buyer or the Company, (ii) directly or indirectly solicit any customer or client or prospective customer or client of the Company, the Buyer or any subsidiary, Affiliate, successor or assign of Buyer, for any purpose competitive with the Business, (iii) at any time, disclose to others, assist others in the application of, or use for any purpose (including such Sellers own gain), any Confidential Information, unless and to the extent that such information has become generally available to the public other than as a result of such Sellers disclosure of such information in breach of this Agreement, or (iv) engage in the Business for such Seller's own account or become interested in any entity that is engaged in the Business in any capacity, including as an individual, partner, stockholder, officer, director, principal, agent, trustee or consultant; provided, however, that Seller 1, or an Affiliate thereof, may enter into the Master Facility Lease with the Company.

             (c) Each Seller agrees severally on behalf of himself that the provisions of this Section 5.8 are necessary for the proper protection of the value of the business and affairs of the Company and are reasonable with respect to matter, length of time and geographical area. If, at the time of enforcement of this Section 5.8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, Buyer and each Seller agree that the maximum duration, scope or area permissible under such circumstances shall be substituted for the stated duration, scope or area, it being agreed by the parties that the covenant set forth in
Section 5.8(b)(i) above constitutes a separate and independent covenant with respect to each state of the United States.

             (d) Each Seller on behalf of himself acknowledges that Buyer has no adequate remedy at law and would be irreparably harmed were the Sellers to breach or threaten to breach the provisions of this Section 5.8, and therefore agrees that in addition to any other legal or equitable remedy Buyer may have, Buyer shall be entitled to injunctive relief to prevent any breach or threatened breach of this Section 5.8.

        5.9 Confidentiality. Buyer and each Seller will hold and, in the case of Buyer, will cause its officers, directors, employees, consultants, advisors and other agents to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by state or federal regulatory agencies (collectively, "Legal Requirements"), all Confidential Information concerning the other party furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information (i) is or becomes available in the public domain through no fault of such party, or (ii) is later lawfully acquired from other sources by the party to which it was furnished). No party will release or disclose such information to any other person, except its auditors, attorneys, financial advisors and other consultants and advisors in connection with this Agreement (unless compelled to so disclose by Legal Requirements) and shall not use such information other than in connection with this Agreement or the transactions contemplated hereby until after the Closing Date. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained to the extent required above, and such information shall not be used to the detriment of, or in relation to any investment in, the other party. All such documents (including copies thereof) shall be returned to the other party immediately upon the written request of such other party. Each party shall be deemed to have satisfied its obligation to hold Confidential Information concerning or supplied in confidence by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that if this provision is violated, a party has no adequate remedy at law and would be irreparably harmed were another party to breach or threaten to breach the provisions of this Section 5.9, and therefore agree that in addition to any other legal or equitable remedy Buyer may have, the non-breaching party shall be entitled to injunctive relief to prevent any breach or threatened breach of this
Section 5.9.

        5.10 Acquisition Proposals to the Company. The Sellers shall not, and the Sellers shall cause the Company and the Company's employees, agents, and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or the Sellers) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company, any purchase of all or any significant portion of the assets of the Company or the sale of the Company Common Stock or any equity interest in the Company (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any Confidential Information to, or have any discussions with, any person relating to an Acquisition Proposal. The Sellers shall promptly inform Buyer of all Acquisition Proposals received by the Company or the Sellers after the date hereof and provide a copy of any correspondence or other documentation in connection therewith. The Sellers shall, and the Sellers shall cause the Company and the Company's employees, agents and representatives to, terminate and discontinue all prior discussions and negotiations relating to an Acquisition Proposal.


                               ARTICLE VI

                CONDITIONS TO OBLIGATIONS OF THE SELLERS

        The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, unless waived in writing by each of the Sellers:

        6.1 Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date.

        6.2 Performance. Buyer shall have performed in all material respects all of its obligations under this Agreement to be so performed by Buyer on or prior to the Closing Date.

        6.3 Injunctions. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a Governmental Authority of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein, and no proceeding seeking such action or challenging the validity or legality of the transactions contemplated hereby shall be pending or threatened.

        6.4 Governmental Filings and Consents. All consents from
Governmental Authorities necessary to permit the consummation of the transactions contemplated hereby shall have been obtained.

        6.5 Officers Certificate. Buyer shall have delivered to the Sellers a certificate, dated the Closing Date and executed by an appropriate officer of Buyer, certifying to the fulfillment of the conditions specified in Sections 6.1 through 6.4 hereof.

        6.6 Corporate Documents. The Sellers shall have received from Buyer resolutions adopted by the Board of Directors of Buyer approving this Agreement and the transactions contemplated hereby, certified by Buyers corporate secretary or assistant secretary.

        6.7 Opinion of Counsel. Sellers shall have received the opinion of counsel for Buyer substantially in the form attached hereto as Annex F.


                               ARTICLE VII

                   CONDITIONS TO OBLIGATIONS OF BUYER

        The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, unless waived in writing by Buyer:

        7.1 Representations and Warranties. The representations and warranties made by the Sellers in this Agreement (including, without limitation, in Articles III and X) shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date.

        7.2 Performance. The Sellers shall have performed in all material respects all of its obligations under this Agreement to be so performed by the Sellers on or prior to the Closing Date.

        7.3 Injunctions. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a Governmental Authority of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein, and no proceeding seeking such action or challenging the validity or legality of the transactions contemplated hereby shall be pending or threatened.

        7.4 Governmental Filings and Consents; Third-Party Consents. All consents from other Persons necessary to permit the consummation of the transactions contemplated hereby shall have been obtained.

        7.5 Sellers' Certificate. The Sellers shall have delivered to Buyer a certificate, dated the Closing Date and executed by the Sellers, certifying to the fulfillment of the conditions specified in Sections 7.1 through 7.4 hereof.

        7.6 Opinion of Counsel. Buyer shall have received the opinion of counsel for the Company substantially in the form attached hereto as Annex E.

        7.7 Employment Agreement. Seller 1 shall have delivered an employment agreement, duly executed by Seller 1, evidencing his agreement to become an employee of the Company on the terms of that agreement (the "Employment Agreement").

        7.8 Resignations. Subject to the limitation described in Section 2.2(a)(vi), the Sellers shall have delivered all required resignations of directors of the Company as required by Section 2.2(a)(vi).

        7.9 Archived Software. The Sellers shall permanently archive one complete copy, in a finished state, of each piece of software that it sells or leases to customers (collectively, the "Software"). The Software shall include the source code and documentation (collectively, the "Source Code"). The Source Code shall be reasonably commented and shall be sufficient to disclose how the Software works and is structured, in detail sufficient to permit another reasonably skilled programmer to fully understand, modify and prepare derivative works from the Software and to locate and correct defects in the Software. Such Company Software shall be archived in a sealed packaged signed by the Company and Buyer.

        7.10 Absence of Certain Changes. Since the date hereof, there shall not have occurred and no facts or circumstances shall have arisen or been discovered that would have, individually or in the aggregate, a Material Adverse Effect on the Company.

        7.11 Tax Matters. The Sellers shall have properly and fully completed and executed all Section 338 Forms and have taken any other actions necessary to implement the Section 338(h)(10) Election for federal, state and local tax purposes.


                              ARTICLE VIII

                              TERMINATION

        8.1 Termination. This Agreement may be terminated and abandoned at any time prior to Closing:

             (a) by the mutual written consent of the Sellers and Buyer;

             (b) by either the Sellers' Representative or Buyer in the event the Closing has not occurred by December 31, 1997 (the "Cut-Off Date"), unless the failure of such consummation shall be due to the failure of the party seeking to terminate this Agreement to fulfill any obligation under this Agreement;

             (c) by either the Sellers or Buyer if any court of competent jurisdiction or other federal, state or local Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree or ruling or other action shall have become final and nonappealable after the affected party or parties have made all reasonable efforts to contest and appeal the issuance of such order, decree, ruling or other action;

             (d) by Buyer or the Sellers if (i) the other party shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with by such other party at or prior to such date of termination within five business days following receipt by non-complying party of written notice of such failure to comply or (ii) any representation or warranty of the other party shall not be true in all material respects when made (provided that such breach has not been cured within ten (10) business days following receipt by the breaching party of written notice of the breach) or on and as of the Closing Date, as if made on and as of the Closing Date.

        8.2 Effect of Termination. In the event of any termination and abandonment of this Agreement pursuant to this Article VIII, the terminating party shall promptly give notice thereof to the other party, and this Agreement shall forthwith become void and have no effect, and neither party to this Agreement will have any liability to the other hereunder, except with respect to any breach of any provisions of this Agreement.


                               ARTICLE IX

                            INDEMNIFICATION

        9.1  Indemnification.  (a)

        (i) Each of the Sellers hereby agrees, severally in proportion to each Seller's ownership of Company Common Stock as listed on Annex B, to indemnify, defend and hold Buyer and Buyers Affiliates including, after the Closing Date, the Company and its directors, officers, employees, agents, counsel and other representatives (each, a "Buyer Indemnified Party"), harmless from and against and in respect of any and all losses, liabilities, Taxes, damages, deficiencies, demands, claims, costs and expenses (including interest, penalties, fees and reasonable attorneys fees and expenses and comparable fees and charges for in-house counsel and experts incurred in connection with any of the foregoing and in seeking indemnification hereunder) (collectively, "Claims") that they may suffer, sustain, incur or become subject to, arising out of, in connection with or due to any inaccuracy of any representation or the breach of any warranty of Sellers contained in this Agreement (including, without limitation, those in Article III but specifically excluding those in Article X hereof) or any certificates, instruments or documents delivered pursuant to this Agreement (including the Disclosure Schedule), in each case without regard to any "materiality," "Material Adverse Effect," or similar limitations, thresholds or exceptions (and specifically with regard to "knowledge" qualifiers) contained in such representations and warranties and without regard to whether any such action giving rise to a Claim is initiated prior to or after the Closing, provided, that the Sellers shall not be required to indemnify a Buyer Indemnified Party for Claims relating to breaches of representations and warranties under this clause unless and until the aggregate value of all Claims with respect to the breach of any covenant, undertaking or other agreement of the Sellers contained in this Agreement or any certificates, instruments or documents delivered pursuant to this Agreement (including the Disclosure Schedule) exceeds $100,000. Any amounts to be paid by Sellers to Buyer under this Article IX shall be deducted first from the next Contingent Payment or Contingent Payments; Buyer may then collect any amounts still outstanding from the Sellers severally in proportion to each Seller's ownership of Company Common Stock as listed on Annex
 B. Notwithstanding anything to the contrary in this Agreement, the Sellers' aggregate liability for indemnification pursuant to this
 Section 9.1 shall not exceed $4,000,000.

        (ii) Each of the Sellers hereby agrees, severally and not jointly, to indemnify, defend and hold Buyer and Buyers Affiliates including, after the Closing Date, each Buyer Indemnified Party, harmless from and against and in respect of any and all Claims that they may suffer, sustain, incur or become subject to, arising out of, in connection with or due to any inaccuracy of any representation or the breach of any warranty of Sellers contained in Article X of this Agreement. Each Seller's aggregate liability for indemnification pursuant to this Section 9.1(a)(ii) shall not exceed the sum of $4,000,000 multiplied by the percentage ownership of such Sellers' Company Common Stock as listed on Annex B.

             (b) Buyer agrees to indemnify, defend and hold the Sellers and any agents, counsel and other representatives of such Sellers (each, a "Seller Indemnified Party"), harmless from and against and in respect of any and all Claims that they may suffer, sustain, incur or become subject to arising out of, in connection with or due to any inaccuracy of any representation or the breach of any warranty of Buyer contained in this Agreement or any certificates, instruments or documents delivered pursuant to this Agreement (including the Disclosure Schedule), in each case without regard to any "materiality," "Material Adverse Effect" or similar limitations, thresholds or exceptions contained in such representations and warranties and without regard to whether any such action giving rise to a Claim is initiated prior to or after the Closing, provided that Buyer shall not be required to indemnify a Seller Indemnified Party under this clause unless and until the aggregate value of all Claims with respect to the breach of any covenant, undertaking or other agreement of Buyer contained in this Agreement or any certificates, instruments or documents delivered pursuant to this Agreement (including the Disclosure Schedule) exceeds $100,000. Notwithstanding anything to the contrary in this Agreement, Buyer's aggregate liability for indemnification pursuant to this Section 9.1 shall not exceed $4,000,000; provided, that such limit shall not apply to any recoverable Claim hereunder for Buyer's failure to pay the Contingent Purchase Price.

             (c) If an event occurs which a party asserts is an indemnifiable event pursuant to Section 9.1(a) or 9.1(b), the Buyer Indemnified Party or, as the case may be, the Seller Indemnified Party (each an "Indemnified Party") shall promptly notify the other party obligated to provide indemnification (the "Indemnifying Party") promptly, provided that the failure to give prompt notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure actually prejudices the Indemnifying Party hereunder. If such event involves the commencement of any action or proceeding by a third person, the Indemnified Party will give such Indemnifying Party prompt written notice of the commencement of such action or proceeding, provided, however, that the failure to provide prompt notice as provided herein will not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure actually prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall elect to do so in writing within 10 days after such notice, to assume the defense thereof, at its sole cost and expense, with counsel reasonably satisfactory to the Indemnified Party (provided that the Indemnifying Party first agrees in writing to pay the full amount of indemnification with respect to such action to the Indemnified Party, and provided further that the Sellers shall not be entitled to assume the defense of any action brought against any Indemnified Party identified in Section 9.1(a) by any Governmental Authority). After notice from the Indemnifying Party to the Indemnified Party of such election so to assume the defense thereof, the Indemnified Party shall have the right to retain its own separate counsel, but the fees and expenses of such counsel shall be at the Indemnified Partys expense unless (a) the Indemnifying Party and the Indemnified Party shall have agreed to the contrary, (b) the Indemnifying Party has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Party, and (c) the named party in any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel could be inappropriate due to actual or potential differing interests between them. In any matter described above where the Indemnified Party has obtained counsel to represent it in addition to counsel obtained by the Indemnifying Party, counsel selected by the Indemnifying Party shall be required to cooperate fully with counsel selected by the Indemnified Party in such matter. So long as the Indemnifying Party is defending in good faith any claim for which indemnification is sought, the Indemnifying Party shall not be liable for any claim settled without its consent, which consent may not be unreasonably withheld. To the extent that the provisions of Section 9.1 are inconsistent with any applicable provision of the indemnity contained in the provisions of Section 5.4 (relating to tax matters), such provisions of Section 5.4 shall control.

        9.2 Survival of Representations and Warranties. The representations and warranties of the Sellers and Buyer contained in this Agreement or in any instrument delivered pursuant hereto shall survive the Closing Date and shall remain in full force and effect thereafter until two years after the Closing Date; provided, however, that the provisions of Article I, specifically including those regarding the payment of the Contingent Purchase Price, survive indefinitely, that the representations and warranties contained in Section 10.3 shall survive indefinitely without limitation, the representations and warranties contained in Sections 3.8, 3.14 and 5.4 shall survive for five years from the Closing Date, and the representations and warranties contained in
Section 3.9 shall survive until 60 days after the applicable statutes of limitations have run. No action or proceeding may be brought with respect to any Claims based on the breach of a representation or warranty unless written notice thereof, setting forth in reasonable detail each such Claim, shall have been delivered to the Sellers or Buyer, as the case may be, prior to the expiration of the applicable periods set forth above.

        9.3 Arbitration. (a) All controversies or Claims arising among the parties (other than Claims relating to Taxes, which shall be governed by Section 5.4(f)), including without limitation claims arising out of or relating to this Agreement, the subject matter hereof, any other Contract among the parties, and the arbitrability of any Claim, shall be settled by arbitration. The arbitration and all preliminary proceedings related thereto shall be conducted in accordance with such rules as may be agreed upon by the parties, or, failing agreement on such rules, in accordance with the Rules for Commercial Arbitration of the American Arbitration Association ("AAA"), as amended from time to time and as modified by this Agreement. The dispute shall be presented to an arbitration panel sitting in Denver, Colorado.

             (b) Each of the Sellers involved in such dispute, on the one hand, and Buyer on the other hand, shall select an arbitrator and a third arbitrator shall be selected jointly by the arbitrators selected by the parties within fifteen (15) days after demand for arbitration is made by a party. If the arbitrators are unable to agree on a third arbitrator within that period, then any party may request that the AAA select the third arbitrator. The arbitrators shall possess substantive legal experience in the principal issues in dispute and shall be independent of the parties hereto.

             (c) Any discovery permitted shall be limited to information directly relevant to the controversy or Claim in arbitration. In the event of discovery disputes, the arbitrators are directed to issue such orders as are appropriate to limit discovery in accordance with the foregoing and as are reasonable in light of the issues in dispute, the amount in controversy, and other relevant considerations. To the extent the parties are unable to agree on the scope of discovery, the arbitrators shall require the party seeking discovery on an issue to present the legal and factual basis for the Claim and shall permit the party opposing discovery to respond. The arbitrators shall permit discovery on an issue only if the arbitrators conclude that there is a reasonable and good faith basis in Law and in fact for bringing such allegations and that the discovery appears likely to present substantive evidence regarding that Claim. The arbitrators may permit limited discovery to permit investigation of some of the Claims or to determine whether a Claim has sufficient basis in law or in fact to warrant further discovery, but shall issue appropriate orders to restrict the scope of such discovery. The federal or state rules or procedure and evidence shall not apply to the arbitration proceedings, including without limitation the rules of discovery. The arbitrators shall consider claims of privilege, work product and other restrictions on discovery as appear to be warranted.

             (d) The arbitrators shall award the prevailing party its attorneys and experts fees and disbursements incurred in resolving the dispute (including those of in-house counsel).

             (e) Except as may otherwise be agreed in writing by the parties or as ordered by the arbitrators upon substantial justification shown, the hearing for the dispute shall be held within ninety (90) days of submission of the dispute to arbitration. The arbitrators shall render their final award within thirty (30) days following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrators. The arbitrators shall state the factual and legal basis for the award. The decision of the arbitrators shall be final and binding, except as provided in the Federal Arbitration Act, 9 U.S.C.
Section 1, et seq., and except for errors of law based on the findings of fact. Final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment shall not be required to make such award effective. The parties hereby irrevocably submit to the exclusive jurisdiction and venue of the state and federal courts located in Arapahoe County, Colorado. THE PARTIES EXPRESSLY WAIVE THEIR RIGHTS TO A TRIAL BY JURY.

             (f) Notwithstanding anything to the contrary contained herein, Buyer may seek provisional relief, including but not limited to temporary restraining orders and preliminary injunctions, in addition to the remedy of arbitration set forth herein, exclusively from any court of competent jurisdiction in Arapahoe County, Colorado. Any such action for relief shall not constitute a waiver of the right to arbitrate.

        9.4 Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude an indemnified party from asserting any of the rights or seeking any other remedies against the indemnifying party or its successor or assigns.


                                ARTICLE X

                     REPRESENTATIONS AND WARRANTIES
                       OF THE INDIVIDUAL SELLERS

        Each of the Sellers, severally and not jointly, represents and warrants to Buyer, solely with respect to himself, as follows:

        10.1 Authorization, Etc. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a valid and binding obligation of each Seller, assuming the due execution of the Agreement by Buyer, enforceable against each Seller in accordance with its terms, except that (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        10.2 No Violation. The execution and delivery of this Agreement by each Seller and the consummation by each Seller of the transactions contemplated hereby will not (a) conflict with, violate, or constitute a breach or default (with or without notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration (whether as a result of a change of control or otherwise) under or otherwise impair any contract, commitment, undertaking, policy, indenture, mortgage, note, lease, security agreement, deed or other agreement of any nature, whether oral or written, to which such Seller is a party or by which such Seller or any of their respective properties or assets may be bound or affected, (b) conflict with or result in a violation by Seller of any Law, (c) result in or give rise to the imposition of any Encumbrance on the Shares of such Seller or (d) require any order, consent, approval, registration, authorization, notice, qualification or filing by such Seller under any Law or with any Governmental Authority or any other Person.

        10.3 Ownership of Stock. Each of Seller 1, Seller 2, and the joint tenancy with right of survivorship between Seller 3 and Seller 4 (the "Joint Tenancy") is the sole record and beneficial owner of and has good, valid and marketable title to the shares of Company Common Stock that it owns, and has the absolute right, power and capacity to sell, assign, deliver and transfer its shares of Company Common Stock to Buyer, free and clear of all Encumbrances, other than the restrictions imposed by federal and state securities laws. Each of Seller 1, Seller 2, and the Joint Tenancy is the sole beneficial and record holder of the number of shares of Company Common Stock listed on Annex B. Upon consummation of the transactions contemplated hereby, Buyer will acquire good and valid title to the Company Common Stock, free and clear of all Encumbrances, other than the restrictions imposed by federal and state securities laws. Seller 3 and Seller 4 are the only joint tenants in the Joint Tenancy, which has not been dissolved for any reason under any Law.

        10.4 No Foreign Persons. None of the Sellers is a "foreign person" within the meaning of Section 1445(b)(2) of the Code.

        10.5 S Corporation Election. Each of the Sellers has, on a timely basis, (i) made all elections and taken all actions necessary to obtain and maintain the qualification of the Company as S Corporation (within the meaning of Section 1361 of the Code) for federal and any applicable state income tax purposes and (ii) filed all Tax Returns on a basis that is consistent with such status.


                               ARTICLE XI

                             MISCELLANEOUS

        11.1 Fees and Expenses. Each of the parties shall bear its own expenses (including legal and accounting) in connection with the negotiation and consummation of the transactions contemplated by this Agreement except as expressly provided.

        11.2 Governing Law. This Agreement shall be construed under and governed by the laws of the State of Indiana without giving effect to the conflicts of laws provisions thereof.

        11.3 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        11.4 No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party; provided, however, that Buyer shall be entitled to assign any of its rights, interests or obligations hereunder to any of its Affiliates (provided that in the event of any such assignment, Buyer shall remain liable for all obligations of Buyer set forth herein).

        11.5 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision, and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

        11.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery, by telecopier or by mail (registered or certified by mail, postage prepaid, return receipt requested) to the respective parties as follows:

             (a) If to Buyer by hand, telecopier or mail:

                  Tokheim Corporation
                  10501 Corporate Drive
                  P.O. Box 360
                  Fort Wayne, Indiana  46801
                  Attention: Douglas K. Pinner
                  Telecopy:  (219) 407-4743

             with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom (Illinois)
                  333 West Wacker Drive
                  Suite 2100
                  Chicago, Illinois  60606
                  Attention:  William R. Kunkel
                  Telecopy:  (312) 407-0411

             (b) If to the Sellers:

                  Arthur S. ("Rusty") Elston
                  Management Solutions, Inc.
                  5351 South Roslyn Street
                  Suite 200
                  Greenwood Village, CO 80111

             and to:

                  Ronald H. Elston
                  13055 Ash St.
                  Thornton, CO  80241

             and to:

                  Eric E. Burwell
                  2823 Richard Rd.
                  Bloomington, IL  61704

             and to:

                  Curt E. Burwell
                  328 North Logan St.
                  Lincoln, IL  62656

             with a copy to:

                  Slivka, Robinson, Waters & O'Dorisio, P.C.
                  1099 18th Street
                  Suite 2600
                  Denver, CO 80202
                  Attention:  Ernest J. Panasci
                  Telecopy:  (303) 297-2750

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

        11.7 Complete Agreement. This Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth in such documents with respect to the subject matter hereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        11.8 Publicity. No publication, press release or public announcement of any nature shall be issued pertaining to this Agreement or the transactions contemplated hereby without the prior consent of the other party hereto (which shall not be unreasonably withheld) or except as required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release or make such announcement shall use reasonable efforts to consult with the other party before issuing any such publication or press release. The parties contemplate a mutually agreed upon press release announcing the transactions contemplated by this Agreement subsequent to the execution of this Agreement.

        11.9 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        11.10 No Third-Party Beneficiaries. Except for Section 9.1, which is intended to benefit and to be enforceable by any party referred to therein as entitled to indemnification thereunder, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        11.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.


        IN WITNESS WHEREOF, Buyer and the Sellers have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                 TOKHEIM CORPORATION


                                 By /s/ William D. Shank
                                     Name: William D. Shank
                                     Title: Vice President Corp. Finance


                                 ARTHUR S. ("RUSTY") ELSTON
                                 ("Seller 1")


                                 By /s/ Arthur S. Elston
                                    Name: Arthur S. ("Rusty") Elston


                                 RONALD H. ELSTON
                                 ("Seller 2")


                                 By /s/ Ronald h. Elston
                                    Name:  Ronald H. Elston


                                 ERIC E. BURWELL AND CURT E. BURWELL,
                                      IN JOINT TENANCY


                                 By /s/ Eric E. Burwell
                                    Name: Eric E. Burwell



                                 By /s/ Curt E. Burwell
                                    Name:  Curt E. Burwell